Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Ed Bradley, Vice President of Food Safety
Rod Poland, Director of Corporate Communications
Neogen Corporation
517/372-9200

Neogen’s BetaStar®US dairy antibiotic test approved by FDA/NCIMS

LANSING, Mich., Jan. 12, 2009 — Neogen Corporation (NASDAQ: NEOG) has received approval from the FDA and National Conference on Interstate Milk Shipments (NCIMS) for its quick and easy BetaStar®US test for dairy antibiotics in milk. This approval allows milk producers and processors in the United States to use Neogen’s new test to comply with FDA regulations that require the mandatory testing of milk for dairy antibiotics.

Neogen’s newly approved BetaStar® US test detects dairy antibiotic residues in the beta-lactam group (i.e., penicillin, ampicillin, amoxicillin, cephapirin, cloxacillin, and penicillin G). BetaStar US is an extremely simple dipstick test that requires only minimal training and equipment to produce consistently accurate results.

“This approval process was very thorough, and proves that our new test is fully capable of delivering the accurate results that milk producers and processors demand,” said Ed Bradley, Neogen’s vice president for Food Safety. “BetaStar US was designed specifically for our domestic market, and is a new version of our BetaStar test that is a market leader in approximately 40 countries around the world.”

BetaStar US is one of the fastest dairy antibiotic tests available, and can be used on the farm, tanker, or in the laboratory. BetaStar US had previously earned an important approval from the AOAC Research Institute (AOAC-RI No. 030802) after rigorous testing.

Antibiotics have been used in cows for many years to treat such common infections as mastitis. The past several years has seen increased pressure on milk producers to increase milk production from each and every cow. This pressure often results in more infections, and the increased use of antibiotics to counter these infections. The beta-lactam group of antibiotics is responsible for approximately 95% of all milk antibiotic contamination.

BetaStar US complements the comprehensive line of safety and quality products Neogen’s Food Safety Division offers the dairy industry, which also includes: TetraStar®, a dairy antibiotic test for tetracyclines; rapid milk allergen tests that allow multipurpose production lines to be tested quickly and reliably; rapid foodborne pathogen and indicator organism tests to ensure product safety and quality; and an unequaled sanitation monitoring system. Neogen’s Animal Safety Division also offers the dairy industry a wide variety of offerings, including a comprehensive line of hoof care and obstetrical products.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Animal Safety Division markets a complete line of diagnostics, veterinary instruments, veterinary pharmaceuticals, nutritional supplements, disinfectants, and rodenticides. Neogen’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, genetic modifications, food allergens, drug residues, plant diseases and sanitation concerns.

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